Exhibit 10.13
Memorandum

To:	Ron Miller
From:	Charlie Maddy
Date:	February 10, 2006
Re:	Incentive Plan - SVNB

Here is the Incentive Plan for Shenandoah Valley National Bank’s community banking division, for the year ending December 31, 2006. It follows the same principles as last year’s plan.

As you know, we have established a budget of $* in net income and approximately $* in total assets for the community banking division of Shenandoah Valley National Bank for year ended December 31, 2006. However, if we make at least $* and the average assets for December of 2006 are at least $*, yourself, Dawn and Cyndie would be paid the following bonus.

Ron Miller	$*
Dawn Frye	$*
Cyndie Layman	$*

In addition, if net income exceeds the budgeted $*, we will reserve *% of the amount over the $* to a pool, which would be divided among the above key managers. In order to qualify for this additional amount, net income for Shenandoah Valley National Bank would have to be greater than $* after any and all bonuses (including the above “budget bonus”) were paid. The calculation would work as follows:

*	$*
*	*
*	*
*	*%
*	$*
*	*
*	$*
*	$*

The performance pool payment would be divided as follows:

Ron Miller	*%	*
Dawn Frye	*%	*
Cyndie Layman	*%	*
Discretionary	*%	*
Reserved	*%	*

The President of Shenandoah Valley National Bank could award the discretionary amount to whatever Shenandoah Valley National Bank employee(s) he thought was deserving or could leave it in income, at his discretion.

To recap, in my example, if the bank were to make $* net in the year 2006, Ron Miller’s bonuses would be as follows:

Budget bonus	$*
Performance bonus	*
Total bonus	$*

The total performance pool total bonus cannot exceed $*. Securities gains and losses will be excluded for bonus calculation purposes. The operating plan and budget may be revised if significant structural changes occur such as the purchase of a new branch, merger, etc. Summit management and board of directors will have sole discretion as to whether these changes have occurred in amounts sufficient to make such changes and will advise Shenandoah Valley National Bank management if these changes are made. Any questions or “gray” areas will be resolved using the sole discretion of the Board of Summit or the President of Summit depending on the complexity of the matter in question.

Ron, as you are aware, you may receive quarterly “ROE bonus payments” this year. If these payments exceed the amount due to you under this plan, no payment will be awarded under this plan. So, in summary, you will receive the greater of the two amounts, but not both. Thanks for all your hard work and good luck.

* Confidential, Business Proprietary Information